UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 1, 2011

ROWAN COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-5491	75-0759420
(State of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard Suite 5450 Houston, Texas (Address of principal executive offices)	77056-6189 (Zip code)

Registrant’s telephone number, including area code:  (713) 621-7800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On September 1, 2011, Rowan Companies, Inc. (the “Company”) completed the previously announced disposition of all of the outstanding equity interests in the Company’s land drilling business unit, Rowan Drilling Company, LLC (“Rowan Drilling”), a wholly owned subsidiary of the Company, pursuant to the purchase and sale agreement (the “Agreement”) dated as of July 19, 2011, between the Company, Ensign United States Drilling (S.W.) Inc. (the “Buyer”) and Ensign Energy Services Inc. as guarantor of the Buyer’s performance under the Agreement. Rowan Drilling provides contract drilling services with its fleet of 31 land rigs.

As consideration for the equity interests of Rowan Drilling, the Company received approximately $510 million in cash at closing. As a post-closing working capital adjustment, the Company expects to receive approximately $30 million.  After-tax proceeds from the transaction are estimated to be approximately $370 million and will be redeployed into the Company’s offshore drilling business and previously announced deepwater expansion.   Neither the Company nor any of its affiliates has had a material relationship with the Buyer, other than in respect of the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
2.1	Purchase and Sale Agreement dated as of July 19, 2011 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2011 (File No. 001-05491)).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROWAN COMPANIES, INC.

Dated: September 1, 2011	By:	/s/ William H. Wells
	Name:	William H. Wells
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase and Sale Agreement dated as of July 19, 2011 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2011 (File No. 001-05491)).

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